AGREEMENT AND PLAN OF REORGANIZATION

                                Colonial Trust VI
                         Colonial Aggressive Growth Fund

         COLONIAL TRUST VI, a Massachusetts business trust (the "Colonial Trust"), on behalf of its series Colonial Aggressive Growth Fund (the "Colonial Fund"), and STEIN ROE INVESTMENT TRUST, a Massachusetts business trust (the "Stein Roe Trust"), on behalf of its series Stein Roe Small Company Growth Fund (the "Stein Roe Fund"), agree upon the following plan of reorganization:

         1. Succession of the Colonial Trust by the Stein Roe Trust; Distribution of Shares of the Stein Roe Fund. The Colonial Trust shall transfer to the Stein Roe Trust, on behalf of the Colonial Fund, all of the assets of the Colonial Fund, in exchange for which the Stein Roe Fund shall simultaneously assume all of the liabilities of the Colonial Fund, and the Stein Roe Fund shall issue to the Colonial Fund shares of the Stein Roe Fund equal in number and net asset value to the number and net asset value of shares of each class (including fractional shares) of the Colonial Fund then outstanding. The Colonial Fund shall promptly distribute to its shareholders the number of shares of the Stein Roe Fund (including fractional shares) equal in number and net asset value to the number and net asset value of shares (including any fractional shares) of the Colonial Fund of the class then owned by the shareholder, in exchange for and cancellation of the shareholder's shares of the Colonial Fund (which series of actions is referred to hereafter as the "Reorganization").

         2. Shareholder Accounts; Share Certificates. The distribution to the shareholders of the Colonial Fund shall be accomplished by establishing an account on the share records of the Stein Roe Fund in the name of each registered shareholder of the Colonial Fund, and crediting that account with a number of shares of the Stein Roe Fund equal to the number of shares (including any fractional shares) of the Colonial Fund of the class owned of record by the shareholder at the time of the distribution. Outstanding certificates representing shares of the Colonial Fund shall thereafter represent an equal number of shares of the Stein Roe Fund.

         3. Termination of the Colonial Fund. Promptly after the closing of the Reorganization, the Colonial Fund shall terminate its operations.

         4. Closing. The Reorganization shall take place on February 2 1999 at 5:00 p.m., Chicago time, at the offices of Stein Roe & Farnham Incorporated, One South Wacker Drive, Chicago, Illinois or at such other date, time or place as may be agreed upon by the parties.

         5. Conditions to Closing. The obligations of the parties to consummate the Reorganization shall be subject to the following conditions:

         a. A post-effective amendment to Stein Roe Trust's registration statement on Form N-1A (the "Registration Statement") relating to shares of the Stein Roe Fund shall have been filed by the Stein Roe Trust with the Securities and Exchange Commission (the "SEC") and the Registration Statement shall have become effective, and no stop-order suspending the effectiveness of the registration statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC (other than any such stop-order, proceeding or threatened proceeding which shall have been withdrawn or terminated);

         b. The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the Investment Company Act of 1940 nor instituted any proceeding seeking to enjoin consummation of the Reorganization under Section 25(c) of the Investment Company Act of 1940;

         c. The Reorganization shall have been approved by shareholders of the Fund.

         6. Representations. The Colonial Trust and/or the Stein Roe Trust represent as follows:

         a. The Colonial Trust and the Stein Roe Trust are duly organized and existing in good standing under the laws of the Commonwealth of Massachusetts, respectively;

         b.       The Colonial  Trust and the Stein Roe Trust are each empowered
                  under applicable   laws  to  enter  into  and  perform  this
                  agreement.

         7. Amendments or Termination. This agreement may be amended at any time, and may be terminated at any time before the closing of the Reorganization, either before or after this agreement and plan of reorganization has been approved by shareholders of the Colonial Fund, by agreement of the Colonial Trust and the Stein Roe Trust, provided that no amendment shall have a material adverse effect upon the interests of shareholders of the Colonial Fund. In any case, this agreement and plan of reorganization may be terminated by either the Colonial Trust or the Stein Roe Trust if the Reorganization has not occurred by the close of business on __________.

         8. Declaration of Trust. A copy of the Stein Roe Trust's agreement and declaration of trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this agreement is executed on behalf of the trustees of the Stein Roe Trust as the trustees of the Stein Roe
Trust and not individually and that the obligations under this instrument are not binding upon any of the trustees, officers or shareholders of the Stein Roe Trust, individually, but binding only upon the assets and property of the Stein Roe Fund.

         9. Further Actions and Assurances. At any time after the closing of the Reorganization, the Colonial Trust acting through its officers, shall execute and deliver to the Stein Roe Trust such additional instruments of transfer or other written assurances as the Stein Roe Trust may reasonably request in order to vest in the Stein Roe Trust, acting on behalf of the Stein Roe Fund, title to the assets transferred by the Colonial Fund under this agreement.

                  10. Governing Law. This agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois, except as to the provisions of Section 7 hereof which shall be construed in accordance with the laws of the Commonwealth of Massachusetts.


Dated______________________, 1999

                              COLONIAL TRUST VI,
                              on behalf of its series Colonial Aggressive
                              Growth Fund

                              BY  _______________________________

                             Title_______________________________

ATTEST:

------------------------------
Secretary

                               STEIN ROE INVESTMENT TRUST,
                               on behalf of its series Stein Roe Small Company Growth Fund

                               BY  _______________________________

                               Title_______________________________

ATTEST:

------------------------------
Secretary